Exhibit 99.01
DIAMOND FOODS ANNOUNCES QUARTERLY DIVIDEND OF $0.03
     STOCKTON, CA (March 30, 2007) - Diamond Foods, Inc. (Nasdaq: DMND), a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond®, Emerald® and Harmony® brands, today announced that its Board of Directors approved a cash dividend of $0.03 per common share. The dividend will be payable on April 26, 2007, to common stockholders of record as of April 13, 2007.
About Diamond
     Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond ® , Emerald ® and Harmony ® brands.

Contacts:

Investors:	Media:
Bob Philipps	Vicki Zeigler
VP, Treasury & Investor Relations	Public Relations Manager
(415) 445-7426	(209) 932-5639
bphilipps@diamondfoods.com	vzeigler@diamondfoods.com
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